UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RENAISSANCERE HOLDINGS LTD.

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8–20 East Broadway

Pembroke HM 19 Bermuda

April 4, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 19, 2008, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the Internet. We believe this will allow us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the Q&A section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

Sincerely,

W. James MacGinnitie Chairman of the Board of Directors	Neill A. Currie President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 19, 2008

Notice is hereby given that our 2008 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 19, 2008, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect four Class I directors to serve until our 2011 Annual General Meeting; and

2.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2008 fiscal year until our 2009 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2007, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

RENAISSANCERE HOLDINGS LTD.

Renaissance House

8–20 East Broadway

Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 19, 2008

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 20, 2008 (the “Record Date”) and are entitled to attend and vote at the 2008 Annual General Meeting of Shareholders to be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 19, 2008, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. The Notice Regarding the Availability of Proxy Materials (the “Notice”), the Proxy Statement, the Notice of Annual General Meeting and the proxy card are first being made available to shareholders on or about April 4, 2008. We have made available with this Proxy Statement our Annual Report to Shareholders, although the Annual Report should not be deemed to be part of the Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules recently adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to beneficial owners of our common shares, par value $1.00 per share (the “Common Shares”), held in street name, as well as those shareholders of record of Common Shares that have advised the Company, in accordance with the laws of Bermuda, that they consent to the receipt of the Notice rather than hard copies of the materials (the “Consent to Notice”). All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on two items (collectively, the “Proposals”):

1.	To elect four Class I directors to serve until our 2011 Annual General Meeting (the “Board Nominees Proposal”); and

2.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2008 fiscal year until our 2009 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board (the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 20, 2008 as the record date for the Annual Meeting. If you were the beneficial owner of, or shareholder of record with respect to, our Common Shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 20, 2008, 65,275,270 Common Shares were issued and outstanding. The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by RenaissanceRe’s Board of Directors (the “Board”). MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:

We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers or other persons, proxies from beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

Q:	What is the difference between holding Common Shares as a shareholder of record and as a beneficial owner of Common Shares held in street name?

A:	Shareholder of Record. If your Common Shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and to the extent you provided the Company with your Consent to Notice, the Notice was sent directly to you by Broadridge Inc., the Company’s tabulation agent. Otherwise, shareholders of record received hard copies of the proxy materials.

Beneficial Owner of Common Shares Held in Street Name. If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of Common Shares held in street name, and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of Common Shares held in street name, you have the right to direct that organization on how to vote the Common Shares held in your account.

Q:	If I am a shareholder of record of Common Shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	If you provided the Company with your Consent to Notice, you can vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you did not provide the Company with your Consent to Notice or you otherwise requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of Common Shares held in street name, how do I vote?

A:	If you are a beneficial owner of Common Shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer or similar organization on how to vote the Common Shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the Common Shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold Common Shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in the Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of Common Shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Proposal 1 (Board Nominees Proposal) and Proposal 2 (Auditors Proposal) involve routine matters.

Q:	May I change my vote after I have voted?

A:	Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda entitle shareholders to appraisal rights.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting. This is called plurality voting. Unless your proxy indicates otherwise, the persons named as your proxies will vote your shares “FOR” all the nominees for director named in this proxy statement. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	How many votes do I have?

A:	Each of our Common Shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the Common Shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares constitute more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The Board may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2007.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2008.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages shareholders who are interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” at our website located at http://www.renre.com/contact-us.html or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages and titles of the directors, nominees for director and executive officers of RenaissanceRe as of April 4, 2008.

Name	Age	Position
W. James MacGinnitie	69	Chairman of the Board of Directors
Neill A. Currie	55	President, Chief Executive Officer and Director
Fred R. Donner	50	Executive Vice President and Chief Financial Officer
John D. Nichols, Jr.	48	Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.
Kevin J. O’Donnell	41	Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.
William J. Ashley	52	Senior Vice President of RenaissanceRe and President and Chief Executive Officer of Glencoe Group Holdings Ltd.
Peter C. Durhager	37	Senior Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Stephen H. Weinstein	39	Senior Vice President, Chief Compliance Officer, General Counsel and Secretary
Todd R. Fonner	41	Senior Vice President, Chief Risk Officer and Chief Investment Officer
Mark A. Wilcox	40	Senior Vice President, Chief Accounting Officer and Corporate Controller
Thomas A. Cooper	71	Director
Edmund B. Greene	69	Retiring Director
Brian R. Hall	66	Retiring Director
Jean D. Hamilton	61	Director
William F. Hecht	65	Director
Henry Klehm III	49	Director
Ralph B. Levy	62	Director
Scott E. Pardee	71	Retiring Director
Nicholas L. Trivisonno	60	Director
David C. Bushnell	53	Nominee for Director
James L. Gibbons	44	Nominee for Director
Anthony M. Santomero	61	Nominee for Director

W. James MacGinnitie has served as one of our directors since February 2000 and as non-executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. In addition, Mr. MacGinnitie serves on the board of directors of Trustmark Mutual Holding Company and of NORCAL Mutual Insurance Company.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie succeeded Mr. William I. Riker as President effective January 1, 2008. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he retired from the Company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business, prior to assuming the role of Chief Executive Officer.

Mr. Currie served as a director of Platinum Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

Fred R. Donner has served as our Executive Vice President and Chief Financial Officer since July 2006. Prior to joining RenaissanceRe, Mr. Donner worked for 22 years at KPMG LLP, where he most recently served as Senior Audit Partner and National Insurance Practice Leader advising companies in the insurance industry and overseeing the audit, tax and advisory services provided to the firm’s insurance clients.

John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and as President of RenaissanceRe Ventures Ltd., and in similar capacities, since February 2000. Previously, he served as our Senior Vice President—Structured Products from November 1999, Vice President—Finance from November 1997 and as our Assistant Vice President—Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims.

Kevin J. O’Donnell has served as our Senior Vice President—Property Catastrophe Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

William J. Ashley has served as our Senior Vice President since May 2002 and as the President and Chief Executive Officer of Glencoe Group Holdings Ltd. since January 2006. Mr. Ashley served as Chief Underwriting Officer of Glencoe Group Holdings Ltd. from July 2003. Mr. Ashley joined Glencoe Insurance Ltd. as Vice President, Chief Operating Officer in December 2001. From 1995 to September 2001, Mr. Ashley held various positions at Benfield Blanch (formerly E.W. Blanch), including Executive Vice President of Strategic Operations and Risk Management, where he also managed the Catastrophe Modeling, Dynamic Financial Modeling and Actuarial Units of Benfield Blanch.

Peter C. Durhager, Senior Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to August 2005, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Todd R. Fonner has served as our Chief Risk Officer and Chief Investment Officer since August 2006. Mr. Fonner joined RenaissanceRe in 2001 as Vice President and Treasurer, becoming Senior Vice President in 2006. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996, Mr. Fonner served as Manager of Strategic Planning for USF&G.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB.

Edmund B. Greene, who has served as one of our directors since our formation in June 1993, will retire in conjunction with the Annual Meeting when his term is scheduled to expire. Mr. Greene is a Class I director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company commencing in 1985, and previously served in various financial management assignments at General Electric Company commencing in 1962.

Brian R. Hall, who has served as one of our directors since August 1999, will retire in conjunction with the Annual Meeting when his term is scheduled to expire. Mr. Hall is a Class I director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. In 1969, Mr. Hall founded Inter-Ocean Management Ltd., which entered into an association with Johnson & Higgins in 1970. The business of Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd. He became a Director of Johnson & Higgins in 1989. Mr. Hall is a recipient of the Bermuda Insurance Institute’s Lifetime Achievement Award (2000), the Chair of the Bermuda Foundation for Insurance Studies, a former chair of the Insurance Advisory Committee of the Ministry of Finance of the Bermuda Government and was mentioned in the 1998 New Year’s Queen’s Honours list as having been appointed to be an Officer of the Most Excellent Order of the British Empire.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional, from November 1998 through November 2002. Ms. Hamilton is a Member of the Brock Capital Group LLC. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. From 1993 through October 2006, Mr. Hecht served as Chairman and Chief Executive Officer of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991. Mr. Hecht is also the Chairman of the Board of Directors of the Federal Reserve Bank of Philadelphia and a director of DENTSPLY International Inc.

Henry Klehm III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. In February 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities and Shareholder Litigation & SEC Enforcement Practice. From July 2002 to October 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm joined the SEC in 1989, serving in positions of increasing capacity, including as Senior Associate Director of the Northeast Regional Office, from 1996 until July 1999.

Ralph B. Levy has served as one of our directors since August 2007. Mr. Levy is a Class III director. Mr. Levy is a Senior Partner in the Atlanta headquarters office of the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and continues to serve as a member of the Board of Directors of the Attorneys Liability Assurance Society, Ltd., a Bermuda-based mutual insurance company which reinsures professional liability and management liability coverages written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also serves. Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp from 1971 to 1974.

Scott E. Pardee, who has served as one of our directors since February 1997, will retire in conjunction with the Annual Meeting when his term is scheduled to expire. Mr. Pardee is a Class I director. Mr. Pardee serves as Alan R. Holmes Professor of Monetary Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the board of directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

David C. Bushnell is a nominee for election to our Board at the Annual Meeting. If elected, Mr. Bushnell will serve as a new Class I director. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in November 2007, after 22 years of service, most recently as Chief Administrative Officer, and currently serves as a consultant to Citigroup and as a director of certain Citigroup affiliates. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through November 2007. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer.

James L. Gibbons is a nominee for election to our Board at the Annual Meeting. If elected, Mr. Gibbons will serve as a new Class I director. Mr. Gibbons is a Bermudian citizen who is President and Chief Executive of CAPITAL G Limited and Chairman of CAPITAL G Bank Limited, Bermuda-based financial services organizations, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons has served as a Director of Gibbons Management Services Limited from 1986 to 1989, and as Managing Director of Gibbons Deposit Company Limited from 1986 to 1999. Mr. Gibbons worked as a registered representative at Prudential Bache Securities from 1985 to 1986.

Anthony M. Santomero is a nominee for election to our Board at the Annual Meeting. If elected, Mr. Santomero will serve as a new Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from July 2006 to January 2008. From July 2000 to April 2006, Mr. Santomero was President of the Federal Reserve Bank of Philadelphia. From 1972 to 2000, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the board of the Columbia Funds and Penn Mutual Life Insurance Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 20, 2008 (unless otherwise noted) with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) our Chief Executive Officer, our Chief Financial Officer and each of the three remaining most highly compensated executive officers during the 2007 fiscal year (collectively, the “Named Executive Officers”); (iii) each of our executive officers, directors and nominees for director and (iv) all of our executive officers and directors as a group. The total number of Common Shares outstanding as of March 20, 2008, was 65,275,270.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Class
FMR LLC(2)
82 Devonshire Street
Boston, Massachusetts 02109	6,975,498	10.7%

AXA(3)
1290 Avenue of the Americas
New York, New York 10104	5,571,762	8.5%

Pzena Investment Management, LLC(4)
120 West 45th Street
20th Floor
New York, NY 10036	5,350,938	8.2%

Neill A. Currie(5)	411,159	*
William I. Riker(6)	836,013	1.3%
Fred R. Donner(7)	84,661	*
John D. Nichols, Jr.(8)	520,996	*
Kevin J. O’Donnell(9)	346,751	*
Thomas A. Cooper(10)	87,956	*
Edmund B. Greene(11)	26,391	*
Brian R. Hall(12)	69,606	*
Jean D. Hamilton(13)	8,158	*
William F. Hecht(14)	29,181	*
Henry Klehm III(15)	6,017	*
Ralph B. Levy(16)	3,533	*
W. James MacGinnitie(17)	85,872	*
Scott E. Pardee(18)	55,914	*
Nicholas L. Trivisonno(19)	19,723	*
David C. Bushnell(20)	—	—
James L. Gibbons(21)	—	—
Anthony M. Santomero(22)	—	—
All of our executive officers and directors (19 persons)	2,341,207	3.6%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission” or “SEC”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)

According to a Statement on Schedule 13G/A filed with the Commission on February 14, 2008, by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 6,975,498 Common Shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC,

through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 6,975,498 Common Shares owned by the Fidelity funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Based on the information provided in this Schedule 13G/A, we believe that as of March 20, 2008, FMR LLC, Fidelity and Edward C. Johnson 3d could be deemed to beneficially own Common Shares representing in excess of 9.9% of the total voting power of RenaissanceRe at that date. Thus, in accordance with our Bye-laws, the Company expects to reduce the voting rights of such number of Common Shares beneficially owned by such entities and persons to an amount no greater than 9.9% of the total voting power of RenaissanceRe.

(3)	According to a Statement on Schedule 13G/A, filed with the Commission on February 14, 2008 by AXA Financial, Inc., a parent holding company, filing jointly on behalf of AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, AXA Financial, Inc. may be deemed to be the beneficial owner of 5,571,762 Common Shares.

(4)	According to a Statement on Schedule 13G/A filed with the Commission on February 8, 2008, by Pzena Investment Management, LLC (“Pzena”), Pzena is the beneficial owner of 5,350,938 Common Shares. Pzena has the sole power to vote or to direct the voting of 3,814,113 Common Shares and sole power to dispose of or to direct the disposition of 5,350,938 Common Shares.

(5)	Includes 128,931 Common Shares issuable upon the exercise of options under the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable and 109,863 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 138,646 restricted Common Shares which have not vested (“Restricted Shares”). Mr. Currie also holds options to acquire 300,000 Common Shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan” and together with the 2001 Plan, the “Stock Incentive Plans”), which are currently unvested and out of the money, and options to acquire 508,961 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Currie’s beneficial ownership).

(6)	Includes 520,034 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 97,968 Restricted Shares which have not vested and 14,505 shares held by a limited partnership for the benefit of Mr. Riker’s family. Mr. Riker also holds 35,085 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Riker’s beneficial ownership).

(7)	Includes 36,178 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 40,339 Restricted Shares which have not vested. Mr. Donner also holds options to acquire 150,363 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Donner’s beneficial ownership).

(8)	Includes 400,189 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 61,605 Restricted Shares which have not vested and 39,932 shares held by a limited partnership for the benefit of Mr. Nichols’ family and 1,137 shares held by Mr. Nichols’ spouse. Mr. Nichols also holds options to acquire 350,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 148,454 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Nichols’ beneficial ownership).

(9)	Includes 261,386 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 16,820 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 37,962 Restricted Shares which have not vested, 9,305 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family, 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family and 5,088 shares held by Mr. O’Donnell’s spouse. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 145,546 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. O’Donnell’s beneficial ownership).

(10)	Includes 3,907 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested, 31,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(11)	Includes 2,978 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(12)	Includes 2,978 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(13)	Includes 4,608 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(14)	Includes 3,907 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 18,301

Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15)	Includes 4,630 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(16)	Includes 3,533 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(17)	Includes 9,866 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)	Includes 2,978 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(19)	Includes 3,907 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 6,566 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(20)	Mr. Bushnell is nominated for election to our Board at the Annual Meeting.

(21)	Mr. Gibbons is nominated for election to our Board at the Annual Meeting.

(22)	Mr. Santomero is nominated for election to our Board at the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Components of Compensation—Other Components.” From time to time, RenaissanceRe enters into long-term leases for properties in Bermuda, which we sublease to certain officers (or due in part to the inefficiency of the Bermuda real estate market we may hold a property in connection with, or in anticipation of, recruiting efforts), including certain of our executive officers. RenaissanceRe is currently the lessee on the Bermuda residences of each of Messrs. Currie, Donner, Nichols, O’Donnell, Ashley and Weinstein. With respect to certain of these leases, we have advanced lease payments due or entered into other contractual arrangements with the owners of the property, in order to secure the properties for our use or to effect improvements in the properties.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as officers or trustees of some of these organizations; however, we did not contribute more than $120,000 to any one charity in the 2007 fiscal year for which any of these individuals served as an officer or trustee.

Co-investments

Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Relationship with AXA

Certain shareholders of RenaissanceRe and their affiliates (including AXA, which reported beneficial ownership interest of more than 5% of our Common Shares at December 31, 2007) have purchased insurance or reinsurance from RenaissanceRe on terms we believe were no more favorable to these (re)insureds than those made available to other customers. During 2007, our property and casualty insurance subsidiaries assumed reinsurance premiums from subsidiaries of AXA of approximately $26.3 million.

Relationship with Deutsche Bank

Mr. Klehm, a director of RenaissanceRe since May 2006, was a Managing Director and the Global Head of Compliance for Deutsche Bank AG (together with its affiliates, “Deutsche Bank”) from July 2002 to October 2007. RenaissanceRe has entered into a variety of banking, credit, investment banking and other transactions with Deutsche Bank in the past. RenaissanceRe believes that all of these transactions have been on customary, arms’-length terms, and has been informed by Mr. Klehm that Mr. Klehm does not, and has not, participated in or received any specific compensation in connection with these relationships. Such relationships include: (i) RenaissanceRe engages in securities trading with Deutsche Bank and has an established line of credit with Deutsche Bank for the purposes of such securities trading; (ii) Deutsche Bank serves as the syndication agent, co-lead arranger and joint book runner under RenaissanceRe’s $1.4 billion secured letter of credit facility; (iii) Deutsche Bank serves as the letter of credit issuer and co-documentation agent under RenaissanceRe’s $500 million committed revolving credit agreement; (iv) Deutsche Bank has served as an underwriter for certain registered equity offerings of RenaissanceRe, including the issuance of an aggregate of $800 million preference shares between 2001 and 2006, and as lead underwriter in RenaissanceRe’s $100 million notes offering in 2003; and (v) Deutsche Bank has issued, on behalf of Renaissance Reinsurance Ltd., a letter of credit with a face amount of $37.5 million to Top Layer Reinsurance Ltd. In addition, Starbound Holdings Ltd., a joint venture of RenaissanceRe, has entered into a trust agreement with Deutsche Bank Trust Company Americas as trustee, which holds the invested assets of Starbound in a principal trust account. RenaissanceRe may engage Deutsche Bank with respect to similar activities in the future.

Relationship with Citigroup

David C. Bushnell, a nominee for director, recently retired from Citigroup in November 2007, after 22 years of service, most recently as Chief Administrative Officer, and entered into a consulting arrangement with Citigroup upon his retirement. Mr. Bushnell remains a director of certain Citigroup subsidiaries. RenaissanceRe has entered into a variety of banking, credit, investment banking and other transactions with Citigroup and its current and former affiliates including Salomon Smith Barney Inc. RenaissanceRe believes that all of these transactions have been on customary, arms’-length terms, and has been informed by Mr. Bushnell and by Citigroup that Mr. Bushnell does not, and has not, participated in or received any specific compensation in connection with these relationships. These relationships include: (i) Citigroup Global Markets, Inc. was a co-lead underwriter for RenaissanceRe’s $300 million preference share offering in 2006, and was the lead underwriter for RenaissanceRe’s $250 million preference share offering in 2004; (ii) Salomon Smith Barney Inc. was the lead underwriter for RenaissanceRe’s $100 million preference share offering in 2003, was a co-lead underwriter for RenaissanceRe’s $150 million preference share offering in 2001, was a co-lead underwriter for RenaissanceRe’s $100 million notes offering in 2003, and was a co-lead underwriter for RenaissanceRe’s $150 million notes offering in 2001; (iii) Citigroup Global Markets Inc. served as sole lead arranger, book manager and syndication agent, and Citibank, N.A. serves as administrative agent for the lenders, with respect to DaVinciRe Holdings Ltd.’s $200 million credit agreement; (iv) Citibank, N.A. is a lender and served as co-syndication agent and a lender under RenaissanceRe’s $500 million committed revolving credit agreement; and (v) Citibank, N.A. is a lender under RenaissanceRe’s $1.4 billion secured letter of credit facility. RenaissanceRe may engage Citigroup and its affiliates with respect to similar activities in the future.

Legal Fees and Expenses

Pursuant to the indemnification provisions of our Bye-laws, as well as the indemnification provisions of the employment agreements of certain of our current and former officers, we have paid the legal fees and expenses of certain of our current and former officers during the fiscal year ended December 31, 2007 that have been incurred by such individuals in connection with the investigations by the Commission and other governmental authorities relating to our business practice review and to our determination to restate RenaissanceRe’s financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 (the “Investigations”), and related class action lawsuits. During the fiscal year ended December 31, 2007, we incurred an aggregate of (i) $14,809 of such legal fees and expenses in respect of current officers; and (ii) $6,013,017 in respect of persons who formerly served as officers but who did not so serve at any point during 2007. As a condition to the payment by us of such legal fees and expenses, each officer receiving such advances has signed a letter stating that it is his good faith belief that the conduct for which he is seeking indemnification pursuant to his employment agreement does not constitute the sort of behavior that would preclude his indemnification, and that he undertakes to repay to us any amounts advanced to him if it is ultimately determined that he is not entitled to be indemnified by us. We expect to continue to advance such legal fees and expenses so long as it is required by our Bye-laws and the employment agreements with our current and former officers. We do not believe we can reasonably estimate the amount of expenses that may ultimately be advanced in 2008 in respect of such former and current officers, individually or in the aggregate.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Corporate Governance Guidelines;

•	our Statement of Policies and Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation/Governance Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-Laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as the Board believes to be warranted and, based on the foregoing, in 2007, the Company amended its Statement of Policies and Code of Ethics and Conduct, Audit Committee Charter and Compensation/Governance Committee Charter.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Section B.6 of our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2008, the Compensation/Governance Committee (the “Compensation Committee”) conducted a review of the independence of each of our current directors and of Messrs. Bushnell, Gibbons and Santomero, each a nominee for election as director at the Annual Meeting. During this review, the Board considered, among other things, transactions and relationships between each director (or nominee) or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors (or nominees) or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Cooper, Greene, Hall, Hecht, Klehm, Levy, MacGinnitie, Pardee and Trivisonno are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). The Board also determined that each of Messrs. Bushnell, Gibbons and Santomero would be, if elected to the Board by our shareholders, an “independent” director for such purposes. Mr. Currie is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered for:

•

Mr. Klehm, the transactions and relationship between RenaissanceRe and Deutsche Bank (as described above under “Certain Relationships and Related Transactions”), the arms’-length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Klehm in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies. As of November 1, 2007, Mr. Klehm was no longer employed by Deutsche Bank;

•	Mr. Hall, the indirect investment relationship of entities affiliated with Mr. Hall with a software and systems vendor utilized by RenaissanceRe;

•

Mr. MacGinnitie, the fact that a member of his immediate family previously served as an employee of another company which is a participant in the (re)insurance industry, the fact that RenaissanceRe and such company have no current economic relationship and the fact that such immediate family member of Mr. MacGinnitie is no longer employed in the (re)insurance industry; and

•

Mr. Bushnell, the transactions and relationship between RenaissanceRe and Citigroup (as described above under “Certain Relationships and Related Transactions”), the arms’-length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Bushnell in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies. Mr. Bushnell retired from Citigroup in November 2007 and entered into a consulting arrangement with Citigroup at that time. Mr. Bushnell remains a director of certain Citigroup subsidiaries.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Under these criteria, we actively seek to identify potential members of our Board who are persons of diverse backgrounds, with broad experience in areas important to the operation of the Company. The Compensation Committee believes that directors should possess qualities reflecting integrity, independence, judgment, an inquiring mind, vision, a proven record of accomplishment and an ability to work with others. Each director must represent the interests of all of our shareholders. Under our Bye-laws, in the event of a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of a director, the Board has the power to fill such vacancy without shareholder approval.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act ethically at all times and in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct. In addition to the web address listed above, our code is also available in print to any shareholder upon request. Amendments to the code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance”.

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics and Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone to special addresses as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics and Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2007, the Board conducted four regularly scheduled meetings, each of which was attended by all of the then current members of the Board, except that Mr. Cooper was unable to attend the February 2007 meeting of the Board or the applicable committee meetings held at such time. During 2007, the Board conducted one special meeting of the Board for the sole purpose of considering an amendment to one of the Company’s credit facilities. Messrs. MacGinnitie and Currie, who comprised a quorum, attended this limited purpose special meeting. Each of the Audit Committee, Compensation Committee and Investment and Risk Management Committee met four times in 2007. The Transactions Committee met once in 2007 and the Offerings Committee did not meet. The Audit Committee conducted five informational calls in connection with the review of our quarterly earnings releases and the filing of our annual report on Form 10-K for the year ended December 31, 2006. In addition, the Independent Directors conducted certain informational calls relating to various matters. RenaissanceRe does not pay directors’ fees in respect of informational calls.

Our non-management directors meet separately from the other directors in executive sessions each quarter. In 2007, our non-executive Chairman of the Board, Mr. MacGinnitie, served as the chair of each of these executive sessions.

The members of the Board are expected to attend the Company’s 2008 Annual Meeting. Our annual general meetings are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. At our 2007 Annual Meeting, other than the Chief Executive Officer, no directors were in attendance.

Audit Committee

The Audit Committee presently consists of Messrs. Greene, Hall, Klehm and Trivisonno. It is anticipated that Mr. Gibbons, a nominee for director, if elected, will be appointed to serve on the Audit Committee. The Audit Committee would then consist of three members after Messrs. Greene and Hall retire immediately prior to the Annual Meeting. The Board has determined that each member of the Audit Committee, and Mr. Gibbons, meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each of Messrs. Greene, Hall, Klehm and Trivisonno is, and Mr. Gibbons would be, a “financial expert” and “financially literate” for the purposes of the Commission’s standards.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases and other financial information and the top-line revenue estimates we provide to analysts, investors and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any significant proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from such procedures, the resolution or proposed resolution of these issues and any relationships between the auditors and us.

In addition, the Audit Committee is responsible for overseeing our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee Charter is available on our website at www.renre.com under “Investor Information – Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Audit Committee Charter, our Audit Committee performs an annual self-assessment. In November 2007, the Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper and Hecht. The Company expects that if the nominees are elected at the Annual Meeting, the Compensation Committee will consist of Ms. Hamilton and Messrs. Hecht and Levy. The Compensation Committee has responsibility for executive officer and director compensation (including compensation for our Chief Accounting Officer and the senior officer of our internal audit function), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, Restricted Shares, performance shares and similar share-based grants under our Stock Incentive Plans. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the Exchange Act and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants, to assist it with its responsibilities, including as respects its evaluation of our compensation plans and programs, and the actual and proposed compensation for executive officers. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis – Compensation Consultants and Benchmarking”.

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are evaluated by the Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. In 2007 and certain prior years, the Compensation Committee engaged SpencerStuart to identify potential nominees for director and to provide related services such as background checks and other due diligence. In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice: (1) the name and record address of such shareholders; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee Charter, our Compensation Committee performs an annual self-assessment. In November 2007, the Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee Charter and applicable laws and regulations.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper, Levy and Pardee. It is anticipated that Messrs. Bushnell and Santomero, if elected, will be appointed to serve on the Committee. The Investment and Risk Management Committee would then consist of Ms. Hamilton and Messrs. Bushnell, Cooper and Santomero. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management.

With respect to investment activities, among other things, the Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and selection and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and ensures adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s joint venture entities; (iv) the strategic asset allocations of our investment portfolio; and (v) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

With respect to financial risk management, among other things, the Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, risks in the Company’s liability portfolios; and (v) reviews the process and systems by which the Company manages its third party credit exposures.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with the Committee’s charter. In November 2007, the Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee Charter and applicable laws and regulations. The Committee met four times in 2007.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, Currie and MacGinnitie. If Mr. Gibbons is elected, it is anticipated that he will be appointed to the Committee. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis, and met once in 2007.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie and MacGinnitie. If Mr. Gibbons is elected, it is anticipated that he will be appointed to the Committee. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and did not meet in 2007.

Role of the Non-Executive Chairman

In November 2005, Mr. MacGinnitie commenced serving as non-executive Chairman of the Board. In addition to chairing each meeting of the Board, Mr. MacGinnitie’s role as Chairman includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the independent directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions; (v) facilitating discussion among the independent directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns and issues of the independent directors; (vi) interviewing candidates for directorship; and (vii) representing the organization with external interactions with the Company’s stakeholders and employees.

Mr. MacGinnitie does not serve as a per se member of the Audit Committee, Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction Committee and Offerings Committee of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2007 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2007 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

Director Share Ownership Guidelines

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are required to hold specified amounts of equity during their service. The number of shares that must be held is that number equal to a 5X multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Compensation Discussion and Analysis—Equity Ownership and Retention Guidelines” for more information on our share ownership guidelines. For information on the non-executive directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our non-executive directors are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), and prohibits “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to RenaissanceRe stock, by our executive officers and non-executive directors.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, Ms. Hamilton, and Messrs. Cooper and Hecht served on the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2007, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2007.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditor for 2007, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles. In addition, Ernst & Young Ltd. will express an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Statement on Auditing Standards No. 61 “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications,” including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2008 fiscal year.

Nicholas L. Trivisonno, Chair

Edmund B. Greene

Brian R. Hall

Henry Klehm III

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to below, we recommend to the Board of Directors that the Compensation Discussion and Analysis appearing on pages 26 to 33 be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

William F. Hecht, Chair

Jean D. Hamilton

Thomas A. Cooper

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We have designed the compensation program for our Named Executive Officers to support our principal strategic goal—the creation of long-term value for our shareholders, which we principally measure in growth in tangible book value per share, plus accumulated dividends. Toward this goal, our compensation programs are intended to emphasize several main objectives: (i) rewarding our Named Executive Officers for the achievement of outstanding financial and operating performance and leadership excellence, (ii) encouraging them to remain with the Company for long and productive careers, and (iii) aligning their interests with those of our shareholders by encouraging them to take appropriate risks with the Company’s capital to generate returns for our shareholders but at the same time to share the downside risk of such decision-making.

Our compensation and retention strategies and philosophy reflect our belief that our success has depended, and will continue to depend, in substantial part upon our ability to attract and retain our senior executive officers. We rely on a team-based approach for the management of the Company, with our eight most senior executive officers, including all of our Named Executive Officers, forming an Executive Committee that is managed under the supervision of our Chief Executive Officer and assigned the primary responsibility of managing all aspects of our business. As a result, our senior executive officers generally have responsibilities not only with respect to their business unit or function, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, and developing and addressing our policy, talent, and leadership needs on a company-wide basis. Our compensation philosophy seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of RenaissanceRe, rather than that of an individual business unit. We also assess individual measures, including dynamic factors we believe are not capable of being quantified, such as whether the executive is willing and able to challenge existing processes, adapt opportunistically to evolving market dynamics, and capitalize on perceived opportunities in our core or target markets.

We believe there is a limited pool of individuals with the industry experience and the personal qualities we seek for senior executive and other key roles in our operations. Our recruiting and retention needs are further affected by our strategy to maintain our corporate headquarters and the core of our operations in Bermuda. We are also subject to robust competition in respect of available executive talent in our industry, and to competitive efforts to recruit away our own officers and employees, a dynamic we believe is exacerbated by the industry-leading returns we have generated since our inception. Retention has become increasingly difficult as competition for our employees from investment banks and hedge funds, among others, has increased. In addition, competition for industry talent, including our own, has particularly increased following the September 11, 2001 terrorist attacks in the United States and the significant Atlantic hurricanes of 2005, which led to new insurance and reinsurance company formations in Bermuda. Accordingly, we believe that these market conditions, together with our remote location, require us to offer compensation packages that are both sufficient to entice executives to relocate to and remain in Bermuda and are commensurate with or better than those provided by our Bermuda-based competitors.

In order to instill within our executives a commitment to our structured risk-taking business and underwriting model, which focuses on superior risk selection, expert utilization of risk management systems, and careful adherence to our underwriting discipline, we have adopted an approach to compensation that emphasizes and rewards the achievement of long-term results and consistent decision-making over market cycles. We believe that our compensation philosophy supports and enhances our underwriting philosophy, which recognizes and reflects the significant volatility in our business (in which, for example, short-term performance is materially impacted by the occurrence or non-occurrence of catastrophic events). We have sought to balance our compensation approach to award and incentivize long-term performance over both hard and soft markets in respect of the coverages and products we offer, and to support and encourage the disciplined underwriting approach we seek to foster.

In sum, we believe that our differentiated underwriting and operational strategies must be supported by a uniquely tailored, well-crafted, and flexible compensation strategy that reflects our particular strategic plan, talent base, and other particularized circumstances. Our Board and executive management team regularly review our compensation philosophy and program and their effectiveness in light of our opportunistically evolving business strategy and goals.

Compensation Process

Compensation Committee. Our Compensation Committee meets each quarter and regularly reviews compensation developments and needs. Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information, such as peer company operating return on equity, have both been provided to our Compensation Committee. Decisions made by the Committee during the first quarter meeting generally include bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then—current year.

Generally, our Chief Executive Officer submits bonus and other compensation recommendations to our Compensation Committee for our other Named Executive Officers. These recommendations are principally subjective determinations based on the principles and objectives discussed above. In addition, our Compensation Committee is generally provided, or may request, a report from its compensation consulting firm in connection with the proposed compensation determinations. Our Compensation Committee may also consider information, analyses, and recommendations from members of management (as described below) and from external legal counsel asked to represent the perspective of the Board. At the end of its compensation-setting process, our Compensation Committee submits its compensation recommendations for ratification by the Board.

Our Compensation Committee may also, from time to time at its discretion, approve the grant of non-routine awards to Named Executives Officers. Such awards have been granted in the past when the Committee has determined it to be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project or in response to retention, competitive, or other factors that developed outside of the normal annual compensation-setting cycle. As described below under “Components of Compensation—Equity Incentive Awards”, in 2007, the Compensation Committee approved special long-term-incentive equity grants to each member of our Executive Management Committee other than Messrs. Currie and Riker in conjunction with the annual compensation process. No other non-routine awards were granted to Named Executive Officers in 2007.

Compensation Consultants and Benchmarking. As described above, pursuant to its charter, our Compensation Committee has the authority to retain and to terminate any compensation consultant (and to approve the consultant’s fees and terms of such retention) to assist with the Committee’s evaluation of executive compensation. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining services such as market intelligence on compensation trends (including as regards our industry and principal market locations), views and recommendations with respect to our specific compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation. In 2007, our Compensation Committee solicited and reviewed proposals from several leading compensation consultants to serve as its principal adviser regarding senior executive and director compensation. At the conclusion of this process, the Committee determined to renew its engagement with Mercer Consulting (“Mercer”) in light of factors including the resources and expertise of Mercer’s professional team assigned to the engagement and the depth of relevant industry and jurisdictional knowledge believed to be possessed by Mercer. Neither any member of management, nor any member of the Compensation Committee, has any contractual or pecuniary arrangement with Mercer. Mercer, however, is a wholly owned subsidiary of Marsh and McLennan Companies Inc., other subsidiaries of which acted as reinsurance broker with respect to 19.6% of our gross premiums written in 2007.

With respect to compensation determinations made in 2007, our peer group consisted of the following companies, which were determined to (i) compete with us for talent, (ii) be generally of a similar size to us, and (iii) employ executives in positions of similar complexity and scope of responsibility to our executive positions: Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., IPC Holdings, Ltd. (“IPC”), Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., and Transatlantic Holdings Inc. With respect to compensation determinations made in the Compensation Committee’s February 2008 meetings, which include determinations with respect to bonuses set forth in the “Summary Compensation Table” below, the Committee, with the advice of Mercer, determined to replace IPC with Validus Holdings and to add Max Capital Group. With the assistance of Mercer, our Compensation Committee reviews and assesses regularly the current compensation levels and practices among members of our peer group. In addition, the Committee reviews information provided by Mercer regarding the compensation levels and practices of ACE Ltd. and XL Capital Ltd., which are not included in our peer group due to their relative size but are considered by our Compensation Committee and management to be competitors for executive and staff talent. Furthermore, as a means of understanding market practices, our Compensation Committee considers, among other things, compensation surveys prepared by compensation consulting groups other than Mercer (e.g., Bermuda market practice surveys).

The Committee utilizes such market data and ranges only as a reference point; the market data and ranges do not unilaterally determine a Named Executive Officer’s total direct compensation. The Committee exercises its judgment in interpreting the market ranges provided by Mercer. A Named Executive Officer’s actual positioning relative to that market range is a result of the Committee’s assessment of the corporate, business, and individual performance factors analyzed by the Committee from time to time.

Our recent compensation decisions have been supported in part by a comprehensive study prepared by Mercer in 2003, updated in 2006, addressing our compensation strategy and goals, as well as the labor and capital markets in which we compete. Consistent with the Company’s philosophy of tying compensation to the creation of long-term value for our shareholders, with the aid of the Mercer studies, the Compensation Committee has determined to allocate a greater portion of the overall compensation to long-term equity incentives than to salary or bonus as compared to our peer group. The Committee targets (i) base salaries at approximately the 50th percentile, (ii) total cash compensation (consisting of base salary and annual cash bonuses ) between the 50th and 75th percentile, and (iii) total overall compensation (including long-term equity incentives) at the 75th percentile, as compared to our peer group. The Compensation Committee believes that this framework strikes a desirable balance between the intense competitive pressures for executive and professional talent in the industries and markets in which we compete, and our objective of tying a relatively high proportion of executive compensation to incentive-based components designed to measure success over the long-term. Among other things, these studies found that, overall our target pay levels are generally consistent with our stated compensation philosophy.

Named Executive Officer Performance Assessment. This process involves the review of market compensation data with the assistance of Mercer and the review of a performance assessment presented by the Chief Executive Officer for each Named Executive Officer. In addition, the Committee reviews and discusses its proposed compensation determinations for our Chief Executive Officer in executive session with the other independent directors before finally approving his compensation.

In conjunction with this process, the Chief Executive Officer presents his performance assessment of each other Named Executive Officer, in light of the corporate and personal objectives developed for each such Named Executive Officer by the Chief Executive Officer. The Committee completes the final annual performance assessment for our Chief Executive Officer and reviews with the Chief Executive Officer his assessment of each other Named Executive Officer. Although the Committee considers a number of factors in its final assessment of performance, no one factor, by itself, is material to the Committee’s assessment of a Named Executive Officer’s performance, or to the amount of a Named Executive Officer’s total incentive award for the applicable performance period.

Factors Used In Assessing CEO Performance. The Committee principally uses a qualitative assessment in evaluating the performance of our Chief Executive Officer. The assessment includes factors such as our progress implementing our key strategic and operational initiatives, our investments in and improvements of technology and our key decision support tools, such as our exposure-based underwriting models, our efforts to improve the strength of our control and operating environments, and our efforts to attract, retain and motivate our global workforce. The Committee’s assessment is shared and discussed with the full Board.

Executive Participation. Our Compensation Committee, subject, where applicable, to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs, and all actions taken thereunder. Meetings of the Compensation Committee typically also include our Chief Executive Officer, our Chief Administrative Officer, and our General Counsel. Generally, the Compensation Committee invites representatives of Mercer to attend at least one meeting each year, though the Committee elected not to do so in 2007. A portion of each meeting is spent in executive session without any members of management present, another portion is spent alone with our Chief Executive Officer, who provides a key source of information and feedback as discussed above, and typically, another portion is spent meeting with other members of management outside the presence of the Chief Executive Officer. The non-executive Chairman of our Board serves as an ex officio member of and spends time with the Compensation Committee. Neither the non-executive Chairman of the Board, nor any other non-Committee member, votes.

Components of Compensation

Core Components of Compensation. Our compensation program consists generally of four core components, which we view as related but distinct and each of which simultaneously fulfills one or more of the three objectives stated in the discussion above on Compensation Philosophy and Objectives: base salary, an annual cash incentive bonus, long-term equity incentive awards in the form of options and Restricted Shares, and perquisites and other benefits principally designed to attract and retain senior executive talent to our Bermuda-based location. Together, these components provide a mixture of compensation, including opportunities for long-term wealth accumulation, which we believe is in alignment with our goal of creating long-term shareholder value. Although the Compensation Committee does review total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Except for the general framework and target percentiles described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently-paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due in part to the relatively small size of our executive team and what we believe to be our need for flexibility in tailoring each executive’s compensation package as necessary.

•	Base Salary

Base salaries for our Named Executive Officers are based on several factors: the scope of job responsibilities, prior individual experience, expertise, and performance, the operation of an internal target salary-grade structure, and competitive market compensation paid by the peer group; however, we view salary as a fixed expense that does not materially vary in the aggregate with corporate or personal performance. The base salaries of our Named Executive Officers were determined pursuant to the foregoing criteria at the time we entered into their employment agreements and such salaries, as may be adjusted in accordance with the terms thereof, are set forth in their agreements.

For 2007, decisions regarding adjustments to base salaries were considered by the Committee at its February 2007 meeting. At that time, no changes were effected with respect to the base salaries of any Named Executive Officer, except as required by contract or in conjunction with cost-of-living adjustments made available to employees generally. The Committee made this determination in part due to the compensation adjustments proffered to the Named Executive Officers in 2006 following the senior management transitions of 2005, following which the Named Executive Officers assumed, generally, additional, broader responsibilities. Subsequently in 2007, the Company and Mr. Riker entered into a Transition Services Agreement, which provided in general that Mr. Riker would continue to be compensated during his transition period pursuant to the terms of his employment agreement (as modified by the terms of the Transition Services Agreement). See “Employment Agreements” below for more information on the Transition Services Agreement.

•	Annual Cash Bonus

The Compensation Committee determines the annual cash bonuses to be paid to our Named Executive Officers at the first regularly scheduled quarterly meeting of each year (generally in February) with respect to the immediately preceding fiscal year and in connection therewith, the Committee considers and evaluates corporate and individual performance for such period. We believe our cash bonus component helps us to provide an element of our incentive compensation on a more immediate basis than with equity grants. Annual bonus awards are determined by the Compensation Committee in its discretion based on its analysis of the Company’s and the individual’s performance, taking into account subjective and objective criteria.

Due to the volatility of our industry and thus our financial results, the Compensation Committee and management believe that pure quantitative performance measures are not the most appropriate method of rewarding executive performance, and in light of this, the final bonus performance factor (as described below), and hence, the actual amount of annual cash bonus, may be (and in the past, has been) separately increased or decreased in light of the Compensation Committee’s assessment of our performance. Moreover, specific bonuses paid to individuals may be (and in the past, have been) adjusted further by the Compensation Committee in light of the applicable executive’s individual performance and potential, among other factors. For our Named Executive Officers’ 2007 cash bonuses, the Compensation Committee did not make any such adjustments other than the application of the bonus performance factor. The award of the annual cash bonus is not guaranteed, and the actual amount of any bonus is determined solely by the Compensation Committee.

Our current compensation structure establishes a “target bonus” amount for each “grade” of our internal salary-grade structure. The “target bonus” for our Chief Executive Officer is set forth in his employment agreement, with respect to the other Named Executive Officers, is established by our Compensation Committee following consultation with the Chief Executive Officer, based on peer group analysis and prior-year performance. Generally, the “target bonus” amount is the same for all individuals at the same salary grade.

At its February meeting, our Compensation Committee establishes, in its discretion, a multiple referred to as the “bonus performance factor,” which is then multiplied by the target bonus amounts to increase or decrease the amount of the bonus award based on the year’s performance. To assist the Compensation Committee in its determination of the immediately prior period’s bonus performance factor, management presents a recommendation and supporting analysis reflecting, among other things, the achievement of certain corporate performance measures.

In respect of fiscal year 2007, the Committee established a bonus performance factor of 1.25, based on the Committee’s assessment of the following equally weighted factors: (i) operating return on equity achieved in 2007, as measured against our peer group, (ii) actual earnings per share and gross written premiums, each versus budgeted performance, and (iii) our performance in respect of strategic and operational projects. Although these three elements were considered for purposes of setting 2007 bonuses, they are subject to change from year to year. With respect to (i) and (ii) above, operating return on equity was very strong in 2007 compared to our peer group, and actual earnings per share and gross written premiums exceeded and met budget, respectively. With respect to (iii), which is largely a subjective determination, in finalizing the bonus performance factor, the Committee considered, on a qualitative basis, the impact on our 2007 financial performance of the natural catastrophes that occurred during the year, the reduction to $nil of the carrying value in ChannelRe Holdings Ltd., a privately held financial guaranty reinsurer, and our operational and risk management activities in connection with these events.

Target bonus figures for the Named Executive Officers for the 2007 bonus period are shown below, as well as actual bonus amounts as determined by the Committee at its February 2008 meeting in respect of 2007 performance, which is also set forth in the “Bonus” column of the “Summary Compensation Table” below.

Named Executive Officer	2007 Target Bonus ($)(1)	2007 Actual Bonus ($)
Neill A. Currie, President and Chief Executive Officer	1,216,800	1,521,000
Fred R. Donner, Chief Financial Officer	428,340	535,425
William I. Riker, Former President	750,000	937,500
Kevin J. O’Donnell, Senior Vice President	428,340	535,425
John D. Nichols, Executive Vice President	428,340	535,425

(1)	Pursuant to Mr. Currie’s employment agreement, Mr. Currie’s bonus shall equal 150% of a given year’s salary as set by the Compensation Committee. For Messrs. Donner, Nichols and O’Donnell, the target bonus was derived from a standard percentage of target salary for each officer’s employment grade (in each case, 110%). Pursuant to the Transition Services Agreement entered into by Mr. Riker and the Company in July 2007, as described below under “Employment Agreements”, Mr. Riker’s target cash bonus for 2007 was $750,000.

•	Equity Incentive Awards

Other than with respect to special grants which the Compensation Committee may determine to issue from time to time as described elsewhere herein, historically, the Compensation Committee generally makes determinations with respect to long-term incentive awards at its first quarterly meeting of each fiscal year. Approved grants are awarded on March 1st (or the next succeeding business day) and the grant date value with respect to Restricted Shares and the exercise price with respect to options issued under the 2001 Plan are set at the closing price of the Company’s Common Shares on such date in accordance with the terms of our applicable policies.

Whereas our annual cash bonuses represent immediate recognition of a prior year’s corporate and individual performance, we believe that our equity incentive awards directly link the compensation of our Named Executive Officers to the attainment of corporate and individual performance over the long term. We believe that our long-term equity incentive awards, as a component of our total compensation program, are somewhat over-weighted compared to market competitive levels, which we believe supports and suits our goal of creating long-term value for our shareholders. Our Compensation Committee uses equity-based incentive awards, which generally vest over a four-year period, to create an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation. Generally, equity awards to Named Executive Officers are allocated 50% in the form of Restricted Shares and 50% in the form of options. We believe that Restricted Shares help to both reward and retain executives through the vesting period, and encourage share ownership, while options require that the market value of our shares exceed the exercise price to be valuable and continue to motivate executives beyond the initial vesting period until the option expires.

It is the general philosophy of management and the Compensation Committee not to consider existing ownership levels as a factor in award determination, although we do monitor unvested equity levels in light of our executive retention strategies. Our Compensation Committee believes generally that the more senior an employee is, the greater the proportion of that employee’s compensation should be based upon the performance of the Company and the employee over the long term.

Generally, we effect equity incentive awards via grants of a dollar value determined as a certain percentage of target base salary, established by grade. The current equity target amounts for our Named Executive Officers are set out immediately below.

Named Executive Officer	Target Long-Term Incentive as Percentage of Target Salary
Neill A. Currie, Chief Executive Officer	300	%(1)
Fred R. Donner, Chief Financial Officer	215%
William I. Riker, Former President	230%
Kevin J. O’Donnell, Senior Vice President	215%
John D. Nichols, Executive Vice President	215%

(1)	Pursuant to Mr. Currie’s employment agreement, Mr. Currie’s salary shall in no event be less than $750,000.

In 2007, the Compensation Committee determined to grant long-term incentive awards in excess of the targets established in respect of each of the Named Executive Officers, other than Messrs. Currie and Riker, due to the substantially increased responsibilities assumed by such officers in connection with the significant transitions in executive management experienced by the Company during 2006. Messrs. Donner, Nichols and O’Donnell received grants valued at $300,000, $2.3 million, and $500,000, respectively, in addition to the equity target amounts.

•	Other Components

Our Named Executive Officers participate in a perquisite and benefit program that seeks to accomplish the goal of attracting and encouraging superior talent to relocate to our headquarters in Bermuda, subject, where applicable, to Bermuda Ministry of Immigration policies. Perquisites for our Named Executive Officers may include a relocation and housing allowance, personal use of corporate aircraft, automobile use, club membership, payment of certain professional organization membership fees, as applicable, a company matching contribution under our 401(k) plan, life and health insurance and medical benefits including an annual executive physical examination, access to the Company’s gym, home computer usage and internet access, certain ground transportation, and accompanying tax gross-ups. We do not currently maintain a defined benefit or supplemental retirement plan, or alternative long-term accumulation scheme.

In 2006, Congress adopted legislation that altered the tax treatment of expatriate housing allowances. Under prior law, a U.S. taxpayer residing in an expatriate location such as Bermuda was entitled to exclude housing costs from income, including expatriate housing allowances, in excess of a “base housing” amount. Under the new rules, the housing exclusion is limited to prescribed amounts, and amounts in excess thereof are characterized as taxable income to the recipient. To mitigate the effects of this change, in light of our dependence on recruiting executive and officer management to our Bermuda location, our Compensation Committee determined to extend our gross-up benefits to affected U.S. taxpayers.

In 2007, the Compensation Committee approved a policy pursuant to which the Company would reimburse those employees who incur any incremental federal, state, or other U.S. taxes for which such employee would not otherwise be liable as a result of travel to the United States at the request of or for the benefit of the Company. This policy was adopted in order to eliminate any tax-related disincentive for any such employee to travel to the U.S. at the request and for the benefit of the Company.

We have determined that ownership of a fractional interest in corporate aircraft is in our best interests, in part due to the location of our headquarters and principal corporate offices in Bermuda, to and from which direct commercial air travel is limited and comparatively time consuming. Accordingly, we believe the use of corporate aircraft permits our senior personnel to minimize and more efficiently utilize their travel time and protects the confidentiality of our business travel. In addition to business use, personal use of corporate aircraft is provided to our Named Executive Officers subject to our related policies as in effect from time to time. Our Chief Executive Officer’s use of the corporate aircraft, for both business and personal matters, is made available pursuant to the terms of his employment agreement and such policies as the Compensation Committee may establish from time to time. For our other Named Executive Officers, our policy is to provide twenty-five (25) hours per year for personal use, and unused time may be accumulated forward up to one year. Mr. Riker receives up to fifty (50) hours per year for his personal use. In exceptional circumstances, our Chief Executive Officer may authorize additional personal use of the corporate aircraft. No such authorization was granted in 2007. Generally, spousal travel in connection with a business trip of a Named Executive Officer is permitted, with spousal travel added to the executive officer’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. We also reimburse the cost of airfare on commercial flights and round-trip ground transportation for certain personal trips for home leave by our expatriate Named Executive Officers, generally up to four trips per year for each family member.

In its 2006 review of our compensation policies, Mercer concluded that it sees no trends among similarly situated companies towards significant changes in perquisite and benefit policies among our peer group, and that overall, our related policies are generally at or above Bermuda market practice and consistent with our philosophy to retaining key members of our management team.

Equity Ownership and Retention Guidelines

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to an equity ownership policy, which is designed to maintain equity ownership by the executives at levels high enough to assure our shareholders of our commitment to long-term value creation. Under our guidelines, our Named Executive Officers are expected to acquire and maintain a level of our equity securities with a value equal to a specified multiple, currently ranging from 10x to 12x target salary by grade, which we believe to be more demanding than the policies maintained by members of our peer group. These multiples produce a range of approximately $3.9 million to $9.7 million for our current Named Executive Officers. Common Shares owned outright, Restricted Shares, and shares underlying vested “in-the-money” options are counted as “owned” in determining compliance with the guidelines. Until ownership requirements are satisfied, a Named Executive Officer is required to hold 100% of the equity granted to such individual. We retain the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have never done so in respect of a Named Executive Officer.

Potential Impact on Compensation from Executive Misconduct

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take such action to remedy the misconduct, prevent its recurrence, and impose such discipline on the applicable individuals as appropriate in light of the facts and circumstances. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities.

Change in Control and Severance

Upon a termination of employment or a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards and other severance payments and benefits. We selected the change-in-control triggers used in the employment agreement with our Named Executive Officers based on similar definitions included in our equity compensation plans and other customary provisions included in similar agreements, such as the acquisition of actual control of RenaissanceRe or a significant change in the composition of the Board of Directors. The Compensation Committee believes that our severance benefits are a necessary component of a competitive compensation program and that those severance benefits are not significantly different from the severance benefits typically in place at other companies, including our peer companies.

For additional information regarding the terms of these provisions and the potential benefits payable thereunder, see “Potential Payments Upon a Termination or Change in Control” below.

SUMMARY COMPENSATION TABLE

Names and Principal Position	Year		Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Neill A. Currie President and Chief Executive Officer	2007 2006		772,500 737,500	1,521,000 1,755,000	1,649,545 1,097,283	1,650,716 1,221,484	— —	1,134,310 1,117,303	6,728,071 5,928,570
Fred R. Donner Executive Vice President and Chief Financial Officer	2007 2006	(5)	515,000 239,103	535,425 669,943	515,049 190,550	418,679 158,614	— —	514,863 186,248	2,499,016 1,444,458
William I. Riker Former President	2007 2006		618,000 600,000	937,500 1,170,000	3,547,083 3,213,823	537,521 991,163	— 44,423	861,895 879,847	6,501,999 6,899,256
Kevin J. O’Donnell Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.	2007 2006		428,625 412,075	535,425 617,760	566,424 522,256	807,346 815,383	— 20,164	485,611 447,084	2,823,431 2,834,722
John D. Nichols, Jr. Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.	2007 2006		515,000 500,000	535,425 617,760	811,172 417,080	812,664 773,392	— 30,707	320,914 377,858	2,995,175 2,716,797

(1)	The amounts shown in this column constitute the annual cash bonuses made to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of each such officer’s performance in the immediately preceding year. These bonuses relate to 2007 performance and were paid in March 2008. A detailed discussion of our annual cash bonus program may be found above under “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus”.

(2)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of awards granted in the current as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under GAAP and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Form 10-K for the respective year end, as filed with the SEC. The amounts above reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	The amounts shown in this column constitute the final payouts in 2006 under our Long Term Incentive Bonus Program in respect of prior years subject thereto. The program has been terminated.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2007.

(5)	Mr. Donner commenced employment with the Company on July 10, 2006. Mr. Donner’s base annual salary for 2006 was $500,000, with the amount above based from his start date. The cash bonus paid to Mr. Donner in 2006 consisted of a $600,000 bonus pursuant to his employment agreement and $69,943 as recommended by our Chief Executive Officer, and approved by our Board, in partial recognition of the value Mr. Donner forfeited in withdrawing from the partnership with which he was previously employed.

ALL OTHER COMPENSATION TABLE

Name	Year	Tax Gross-Up(1) ($)	Company 401(k) Matching Contribution(2) ($)	Value of Life Insurance Premiums(3) ($)	Other Personal Benefits(4) ($)	Total Other Compensation ($)
Neill A. Currie	2007	128,405	13,500	5,280	987,125	1,134,310
Fred R. Donner	2007	115,281	13,500	1,663	384,419	514,863
William I. Riker	2007	403,323	13,500	1,663	443,409	861,895
Kevin J. O’Donnell	2007	119,048	13,500	4,572	348,491	485,611
John D. Nichols, Jr.	2007	33,826	13,500	3,656	269,932	320,914

(1)	Tax gross-up is paid to our Named Executive Officers principally in respect of expatriate perquisites including personal travel, business-related spousal travel, housing allowance, club dues, automobile expenses, and tax advice.

(2)	This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan.

(3)	This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan. The value of any payout under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	See the Other Benefits Table below for additional information.

OTHER BENEFITS TABLE

Name	Year	Personal Travel(1) ($)	Executive Relocation(2) ($)	Housing Benefits(3) ($)	Other Benefits(4) ($)	Total Other Personal Benefits ($)
Neill A. Currie	2007	705,879	56,220	198,000	27,026	987,125
Fred R. Donner	2007	87,820	38,880	216,996	40,723	384,419
William I. Riker	2007	260,183	—	150,000	33,226	443,409
Kevin J. O’Donnell	2007	51,055	—	234,000	63,436	348,491
John D. Nichols, Jr.	2007	65,369	—	180,000	24,563	269,932

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of commuting costs to his sole office location in Bermuda, $442,895, and in respect of personal, non-business-related travel, $262,984. With respect to personal use of the corporate aircraft, amounts in this column reflect incremental variable operating costs, which include fuel, landing and handling fees, crew lodging and meal allowances, and catering.

(2)	This column reports reimbursement for relocation and moving costs for Named Executive Officers moving within or to Bermuda.

(3)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs.

(4)	As discussed herein, other benefits include club dues, company automobile expenses, financial and tax planning expenses reimbursed by RenaissanceRe and Company matching on charitable donations.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date(2) ($/Sh)	Full Grant Date Fair Value of Options/ Awards
Neill A. Currie	03/01/2007	02/28/2007	22,883	—	—	$51.13	$1,170,008
	03/01/2007	02/28/2007	—	76,271	$51.13	—	$871,938
Fred R. Donner	03/01/2007	02/28/2007	10,805	—	—	$51.13	$552,460
	03/01/2007	02/28/2007	—	36,016	$51.13	—	$411,739
William I. Riker	03/01/2007	02/28/2007	14,035	—	—	$51.13	$717,610
	03/01/2007	02/28/2007	—	46,780	$51.13	—	$534,794
Kevin J. O’Donnell	03/01/2007	02/28/2007	6,925	—	—	$51.13	$354,075
	03/01/2007	02/28/2007	—	23,082	$51.13	—	$263,876
John D. Nichols Jr.	03/01/2007	02/28/2007	22,492	—	—	$51.13	$1,150,016
	03/01/2007	02/28/2007	—	74,967	$51.13	—	$857,030

(1)	Generally, grants to the Named Executive Officers vest ratably over four years on the anniversaries of the grant date. Grants made to Mr. Riker in 2007 will vest over four years consistent with grants made to the other Named Executive Officers. For further discussion, see “Employment Agreements” below regarding Mr. Riker’s employment arrangement.

(2)	Restricted Share awards were made by dividing, as of the grant date, the approved grant value by the closing market price of the Common Shares on the date of grant; and in the case of options, by dividing, as of the grant date, (x) the approved grant value by (y) the product of the same fair market value multiplied by a conversion rate equal to 30%. See discussion above under “Compensation Discussion and Analysis—Core Components of Compensation”, for a more detailed description of the Company’s equity grant practices.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to base salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term. The initial term of our Chief Executive Officer’s employment agreement ends on February 22, 2010, subject to automatic renewals for one-year terms unless either party provides ninety days’ notice of such party’s intent not to renew.

On July 18, 2007, we entered into a Transition Services Agreement with Mr. Riker, pursuant to which Mr. Riker agreed to remain in his then-current executive officer positions with the Company and in his then-current officer and director positions with certain of our subsidiaries through December 31, 2007. Mr. Riker agreed to serve, following this date, as a non-officer employee through the earlier of (i) a change in control and (ii) August 31, 2008. Generally, the terms and conditions of Mr. Riker’s employment agreement will continue to govern his employment, subject to any changes set forth in the Transition Services Agreement. This agreement was negotiated between the Company and Mr. Riker, and approved by the Committee. We believe the agreement to be in the best interests of the Company by requiring and encouraging Mr. Riker to contribute to the Company for a substantial period of time following his determination to retire, and to refrain from competition with the Company for an additional period.

Prior to Mr. Riker’s ultimate separation from service in 2008, he will continue to be compensated pursuant to the terms of his employment agreement, except that (i) his target annual bonus for the Company’s 2007 fiscal year was set at $750,000, and (ii) following December 31, 2007, in lieu of the base salary and cash bonus opportunity set forth in the employment agreement, he will be entitled to an aggregate amount equal to $900,000, which is payable in substantially equal installments according to the Company’s general payroll practices during the period commencing on January 1, 2008, and ending on his ultimate date of termination in 2008. On the date of Mr. Riker’s ultimate separation from service, all then-unvested equity awards will be forfeited. In the event that a change in control occurs prior to August 31, 2008, any unpaid portion of the $900,000 cash payment will be paid to Mr. Riker immediately upon such change in control, and Mr. Riker will vest in all options that would have vested through August 31, 2008. Mr. Riker’s Transition Services Agreement also provides that we will continue to provide him and his covered dependants with health coverage at the same cost applicable to active employees until the earliest to occur of (i) Mr. Riker’s 65th birthday, (ii) the date on which Mr. Riker (or a covered dependent, as applicable, with respect to such covered dependent only) becomes eligible to receive coverage under any other health plan provided by a new employer, (iii) the date of a termination of employment by the Company for “Cause,” and (iv) the date on which Mr. Riker violates certain restrictive covenants set forth in his employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Neill A. Currie	—	300,000	(4)	$73.06	7/5/2015	121,775	$7,335,726
	109,863	329,589		$42.66	3/21/2016	—	—
	—	76,271		$51.13	3/1/2017	—	—
Fred R. Donner	27,174	81,522		$49.05	7/10/2016	35,269	$2,124,605
	—	36,016		$51.13	3/1/2017	—	—
William I. Riker	9,501	—		$33.26	5/6/2008	103,736	$6,249,057
	18,118	—		$39.76	5/6/2008	—	—
	7,402	—		$42.69	5/6/2008	—	—
	25,879	—		$11.92	5/14/2009	—	—
	9,274	—		$33.26	5/14/2009	—	—
	9,957	—		$39.76	5/14/2009	—	—
	7,226	—		$42.69	5/14/2009	—	—
	154,500	—		$12.40	5/4/2010	—	—
	28,791	—		$33.26	5/4/2010	—	—
	22,439	—		$42.69	5/4/2010	—	—
	51,500	—		$39.07	11/19/2012	—	—
	33,752	—		$45.43	5/16/2013	—	—
	97,500	32,500		$52.90	3/3/2014	—	—
	—	46,780		$51.13	3/1/2017	—	—
Kevin J. O’Donnell	9,120	—		$37.73	5/6/2008	36,015	$2,169,544
	6,339	—		$37.87	5/6/2008	—	—
	625	—		$41.98	5/6/2008	—	—
	636	—		$37.87	5/16/2008	—	—
	8,040	—		$11.92	5/14/2009	—	—
	599	—		$37.73	5/14/2009	—	—
	5,061	—		$37.87	5/14/2009	—	—
	2,649	—		$41.98	5/14/2009	—	—
	42,000	—		$12.40	5/4/2010	—	—
	13,755	—		$37.87	5/4/2010	—	—
	12,402	—		$41.98	5/4/2010	—	—
	17,641	—		$45.38	5/14/2010	—	—
	28,000	—		$39.07	11/19/2012	—	—
	18,710	—		$45.43	5/16/2013	—	—
	33,750	11,250		$52.90	3/3/2014	—	—
	—	250,000	(4)	$74.24	8/31/2014	—	—
	14,109	42,324		$44.30	1/3/2016	—	—
	16,821	50,460		$42.66	3/12/2016	—	—
	—	23,082		$51.13	3/1/2017	—	—
John D. Nichols Jr.	20,320	—		$39.59	5/6/2008	51,863	$3,124,227
	11,306	—		$11.92	5/14/2009	—	—
	3,611	—		$37.32	5/14/2009	—	—
	7,571	—		$39.59	5/14/2009	—	—
	84,000	—		$12.40	5/4/2010	—	—
	11,275	—		$37.32	5/4/2010	—	—
	15,815	—		$39.59	5/4/2010	—	—
	78,750	—		$33.85	11/8/2011	—	—
	10,059	—		$39.59	11/8/2011	—	—
	38,500	—		$39.07	11/19/2012	—	—
	25,240	—		$45.43	5/16/2013	—	—
	56,250	18,750		$52.90	3/3/2014	—	—
	—	350,000	(4)	$74.24	8/31/2014	—	—
	—	74,967		$51.13	3/1/2017	—	—

(1)	All options were granted under the Company’s 2001 Plan apart from those described in footnote (4). Each option award has a 10 year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	Mr. Currie’s Restricted Shares vest as follows: 32,964 shares on March 21, 2008, 2009 and 2010, respectively; and 22,883 shares vest ratably in four equal installments starting on March 1, 2008.

Mr. Donner’s Restricted Shares vest as follows: 8,155 shares on March 1, 2008 and 2009, respectively, and 8,154 shares on March 1, 2010; and 10,805 shares vest ratably in four equal installments starting on March 1, 2008.

Mr. Riker’s Restricted Shares vest as follows: 2,259 shares on March 3, 2008; 45,000 shares on May 16, 2008; 23,067 shares on July 19, 2008; 19,375 shares on August 31, 2008; and 14,035 shares vest ratably in four equal installments starting on March 1, 2008.

Mr. O’Donnell’s Restricted Shares vest as follows: 1,253 shares on March 3, 2008; 4,233 shares on January 3, 2008 and 4,232 shares on January 3, 2009 and 2010, respectively; 5,047 shares on March 21, 2008 and 2009, respectively, and 5,046 shares on March 21, 2010; and 6,925 shares vest ratably in four equal installments starting on March 1, 2008.

Mr. Nichols’s Restricted Shares vest as follows: 1,690 shares on March 3, 2008; 9,227 shares on July 19, 2008, 2009 and 2010, respectively; and 22,492 shares vest ratably in four equal installments starting on March 1, 2008.

(3)	Value determined based on closing price of the Common Shares of $60.24 on December 31, 2007, the final business day of calendar year 2007.

(4)	All of these options were granted under our 2004 Plan and have a 10 year term and cliff vest 100% on the fifth anniversary of the date of grant. Vesting dates for each option award can be calculated accordingly. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Neill A. Currie	—	—	32,965	$1,666,381
Fred R. Donner	—	—	8,155	$500,146
William I. Riker(1)	84,861	$2,380,333	92,233	$5,272,831
Kevin J. O’Donnell	—	—	11,936	$648,581
John D. Nichols Jr.(2)	17,249	$272,879	12,811	$758,102

(1)	60,861 of these options were exercised immediately prior to their 10-year expiration period.

(2)	All of these options were exercised immediately prior to their 10-year expiration period.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1)	7,746,648	$60.92	2,952,267

Equity compensation plans not approved by shareholders(3)	—	—	300,000

Total	7,746,648	$60.92	3,252,267

(1)	Plans previously approved by the shareholders include the Second Amended and Restated 1993 Stock Incentive Plan (the “1993 Plan”), the 2001 Plan, the 2004 Plan, and the Directors Stock Plan.

(2)	No shares remain available under the 1993 Plan. The 2004 Plan was terminated in August 2007, and no further grants shall be made thereunder.

(3)	In May 2003, the Compensation Committee reserved 300,000 Common Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. These shares would be issuable upon achievement of specific underwriting performance by such program managers, and would vest or alternatively be available for purchase over a period of years. To date, no shares have been issued under this program.

Potential Payments Upon a Termination or Change in Control

In connection with the employment agreements as described above, our Named Executive Officers are entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause, (iii) by the executive with or without good reason (as defined in the applicable employee’s agreement), or (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a termination of employment of a Named Executive Officer (other than Mr. Riker), and subject to the execution of a mutual general release of claims (if requested by us), the executive will become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

(i)	an amount equal to a percent (the “Percent”) of base salary, to be paid in installments over the 12-month period following the termination of employment (the “Severance Period”);

(ii)	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the Severance Period (with the exception to (i) and (ii) that the salary and bonus benefit is payable to Mr. Currie in a lump-sum amount within 10 days of the date of termination);

(iii)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of base salary to be paid at the end of the Severance Period;

(iv)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the Severance Period;

(v)	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

(vi)	continuation of benefits during the Severance Period; and

(vii)	vesting of all awards granted under any Stock Incentive Plans.

The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 75% and 25%, respectively, for Mr. Donner; and 93.75% and 31.25%, respectively, for Messrs. Nichols and O’Donnell. In the event a termination (other than a termination by the executive without good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers, other than Mr. Riker. Any severance benefits to which Mr. Riker may become entitled upon a termination of employment due to his death or disability, by us without cause, or by Mr. Riker for good reason, were fixed pursuant to the Transition Services Agreement described above, which amounts are set forth below in the Potential Payments Upon a Termination or Change in Control table.

Upon a change in control, all awards outstanding under the 2001 Plan and 2004 Plan vest in full. Under the 2004 Plan, upon a change in control, the per-share exercise price of each option then outstanding thereunder (which was set substantially above the fair market value of the Common Shares on the date of grant) will be adjusted downward to take into account any “extraordinary dividends” declared after the date of grant and as well as to reflect the passage of time between the date of grant and the date of the change in control.

SEVERANCE BENEFITS COMPONENTS TABLE

	By us Without Cause	By Executive for Good Reason	Death	Disability	By Executive Without Good Reason	Our Non- Extension of Agreement	Executive’s Non-Extension of Agreement
(i) Percent of Base Salary	x	x		x	x	x	x

(ii) Percent of Bonus	x	x				x

(iii) Lump Sum Percent of Base Salary	x	x		x	x	x	x

(iv) Lump Sum Percent of Bonus	x	x				x

(v) Pro-rata Bonus	x	x	x	x		x

(vi) Continuation of Benefits	x	x				x

(vii) Vesting of Awards	x	x	x	x

The estimated payments and benefits provided upon each type of termination are summarized in the following table as if the termination or change in control had occurred on December 31, 2007, and using the closing price of $60.24 on December 31, 2007, the last business day of calendar year 2007. In addition, with the assumption of a December 31 change in control, the estimated pro-rata bonus calculations provided in the following table reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

Under the Named Executive Officers’ employment agreements, during the term of employment and for the 12-month period following any termination of employment (18-month period in the case of Mr. Currie), the executive is subject to non-competition and non-interference covenants. Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or other service providers or those of our affiliates and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and assignment of inventions provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control ($)
Neill A. Currie	Salary	1,622,400	1,622,400	1,622,400	—	1,622,400	—
	Bonus	4,563,000	4,563,000	—	1,521,000	1,521,000	—
	Accelerated Vesting of Awards(1)	13,824,729	15,385,479	—	13,824,729	13,824,729	15,385,479
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	20,028,129	21,588,879	1,622,400	15,345,729	16,968,129	15,385,479

Fred R. Donner	Salary	540,800	1,081,600	540,800	—	540,800	—
	Bonus	1,070,850	1,606,275	—	535,425	535,425	—
	Accelerated Vesting of Awards(1)	3,364,942	3,364,942	—	3,364,942	3,364,942	3,364,942
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	4,994,592	6,070,817	540,800	3,900,367	4,441,167	3,364,942

William I. Riker	Salary	2,362,500	2,700,000	—	2,666,500	2,666,500	—
	Bonus	—	—	—	750,000	750,000	—
	Accelerated Vesting of Awards(1)	6,913,772	6,913,772	—	6,913,772	6,913,772	6,913,772
	Continuation of Health Benefits(2)	306,000	306,000	—	—	—	—

	Total:	9,582,272	9,919,772	—	10,330,272	10,330,272	6,913,772

Kevin J. O’Donnell	Salary	625,000	1,000,000	625,000	—	625,000	—
	Bonus	1,070,850	1,606,275	—	535,425	535,425	—
	Accelerated Vesting of Awards(1)	4,024,127	4,817,460	—	4,024,127	4,024,127	4,817,460
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	5,737,977	7,441,735	625,000	4,559,552	5,184,552	4,817,460

John D. Nichols	Salary	676,000	1,081,600	676,000	—	676,000	—
	Bonus	1,204,706	1,606,275	—	669,281	669,281	—
	Accelerated Vesting of Awards(1)	3,944,801	5,055,468	—	3,944,801	3,944,801	5,055,468
	Lease Payment(3)	893,177	893,177	893,177	893,177	893,177	—
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	6,736,684	8,654,520	1,569,177	5,507,259	6,183,259	5,055,468

(1)	Awards issued pursuant to the 2001 Plan and 2004 Plan vest immediately upon a change in control, termination without cause or for good reason or upon the employee’s death or disability. The amount shown for Accelerated Vesting of Awards represents the sum of (i) Restricted Share awards that had not yet vested at December 31, 2007 valued at $60.24 per share; and (ii) the spread value of in-the-money stock options at December 31, 2007 which is calculated as the number of in-the-money value of stock options multiplied by the difference between $60.24 per share and the relevant exercise price of the underlying option. Under the 2004 Plan, in the case of a change in control, there may be an additional value attributable to the adjustment of the exercise price for awards issued pursuant to the 2004 Plan as summarized above. Under the assumed scenario presented in the table, such an adjustment would occur and is reflected in the amounts shown for Accelerated Vesting of Awards upon a change in control for Messrs. Currie, O’Donnell, and Nichols.

(2)	Mr. Riker’s contract provides that, except in the case of a termination of his employment by us for cause, Mr. Riker and his spouse shall have the right to continue to participate in the Company’s health plans (at Mr. Riker’s, or his spouse’s, sole expense at the then standard current rate assessed by the Company for an employee or an employee family, as applicable), as are in effect from time to time, through the earliest to occur of (x) the sixty-fifth (65th) anniversary of Mr. Riker’s birth, or (y) his breach or contravention of his employment agreement. The amounts shown reflect an estimate of costs the Company might incur to facilitate the foregoing; actual amounts may vary, perhaps considerably.

(3)	Lease payment refers to amounts pursuant to an agreement between the Company and Mr. Nichols with respect to leasehold improvements funded by Mr. Nichols in respect of his primary residence in Bermuda. The value shown reflects the unamortized portion of the leasehold improvements as of December 31, 2007, which would be required to be paid if Mr. Nichols ceases to be employed by us for any reason. The amount Mr. Nichols would be paid assuming a qualifying termination on December 15, 2007, would be $893,177.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash(2) ($)		Stock Awards(3) ($)	Option Awards(3) ($)	Total ($)
Thomas A. Cooper	72,000		100,074	—	172,074
Edmund B. Greene	72,000		100,074	—	172,074
Brian R. Hall	72,000		100,074	—	172,074
Jean D. Hamilton	72,000		94,429	—	166,429
William F. Hecht	72,000		94,413	4,267	170,680
Henry Klehm III	72,000		61,112	—	133,112
Ralph B. Levy	36,000	(4)	5,801	—	41,801
W. James MacGinnitie	225,000		222,339	—	447,339
Scott E. Pardee	72,000		100,074	—	172,074
Nicholas L. Trivisonno	132,000		94,413	10,756	237,169

(1)	Compensation for Messrs. Currie and Riker, who served on the Board in 2007, is not included in this table because our Board compensation program does not include executive officers, who accordingly do not receive additional compensation for services rendered as a member of our Board. Information regarding the compensation of Messrs. Currie and Riker is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”

(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and stand-alone committee meetings attended, as described below.

(3)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of awards granted in the current year as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under GAAP and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Annual Report on Form 10-K for the respective year end, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.

(4)	As described below, because Mr. Levy joined the Board in August 2007 and attended two of the four regularly scheduled quarterly meetings of the Board, Mr. Levy’s $60,000 retainer was pro-rated such that he received $30,000. Mr. Levy was paid the 2007 meeting fee of $3,000 for each of the two meetings he attended.

Director Compensation

During 2007, each of the Independent Directors (with the exception of Mr. MacGinnitie) received a grant of Restricted Shares valued at $100,000. In addition, each such director received a cash annual retainer for 2007 equal to $60,000, and a per-meeting cash fee of $3,000. While there is no separate committee fee for committee meetings held in conjunction with a meeting of the full Board, directors who attend a committee meeting held on a stand-alone basis receive a cash fee of $3,000 for attendance at such meeting. Mr. Levy was appointed to our Board in August 2007 and was deemed by the Compensation Committee and the Board to have served approximately half of a one-year term and was accordingly granted a pro-rated amount of the annual cash retainer fee, or $30,000. Mr. Levy also received the standard $3,000 per-meeting fee for each of the meetings attended and a grant of Restricted Shares valued at $100,000. Due to his additional responsibilities as Chairman of the Board, Mr. MacGinnitie received three times the value of each of the annual retainer, the per-meeting fee, and the Restricted Shares grant received by the other Independent Directors, or $180,000, $9,000, and $300,000, respectively. Mr. Trivisonno received an annual retainer of $120,000 (two times the value of the annual retainer) due to his additional responsibilities as Audit Committee Chair. We do not pay directors’ fees in respect of informational calls.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the non-executive Chairman is reimbursed for expenses incurred in connection with attendance at industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Directors Stock Plan also authorizes our Compensation Committee to make grants to non-employee directors to address special circumstances, such as when one or more non-employee directors are called upon to provide services to us in excess of the level of services required of our non-employee directors generally. No such discretion was exercised during 2007. Our Compensation Committee may also exercise discretionary authority to make awards to any non-employee director who is first elected to our Board other than at the time of an annual meeting of shareholders.

Grants of Restricted Shares to non-executive directors generally vest over a three-year term. Other than upon a separation of a director’s service on the Board by us for cause, currently issued but unvested Restricted Shares would generally accelerate and vest on a separation of a director’s service.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to non-employee directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

Director Equity Ownership Policy. We maintain an equity ownership policy under which our Independent Directors are expected to acquire and maintain levels of Common Shares having a value equal to five times the then-current annual retainer. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to approve transactions in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1—THE BOARD NOMINEES PROPOSAL

Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect four Class I directors, who will serve until our 2011 Annual Meeting. Our incumbent Class II directors are scheduled to serve until our 2009 Annual Meeting and our incumbent Class III directors are scheduled to serve until our 2010 Annual Meeting.

The Board has nominated Ms. Hamilton for re-election, and Messrs. Bushnell, Gibbons and Santomero for election, at the Annual Meeting. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended by the Board.

Messrs. Green, Hall and Pardee, each of whom is currently a Class I Director, will retire in conjunction with the Annual Meeting when their terms are scheduled to expire.

NOMINEES

Class I Directors (whose terms

(if elected) expire in 2011):

Name	Age
David C. Bushnell	53
James L. Gibbons	44
Jean D. Hamilton	61
Anthony M. Santomero	61

CONTINUING DIRECTORS

Class II Directors

(whose terms expire in 2009):

Name	Age
Thomas A. Cooper	71
Neill A. Currie	55
W. James MacGinnitie	69

Class III Directors

(whose terms expire in 2010):

Name	Age
William F. Hecht	65
Henry Klehm III	49
Ralph B. Levy	62
Nicholas L. Trivisonno	60

Recommendation and Vote

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2—THE AUDITORS PROPOSAL

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2008 fiscal year until the 2009 Annual Meeting. Ernst & Young Ltd. served as our independent auditors for the 2007 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2007 and 2006 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2007 and 2006 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $2,870,705 and $2,987,774, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $595,787 and $282,909, respectively, during our 2007 and 2006 fiscal years, principally derived from costs incurred by Ernst & Young Ltd. in cooperating with our business practice review, the Investigations and related matters.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2007 and 2006 fiscal years for all tax-related services rendered to us totaled $nil and $118,087, respectively. The fees paid in 2006 arose from work done by Ernst & Young Ltd. relating to expatriate tax compliance and return preparation services with respect to certain non-executive and non-key control officers and employees.

All Other Fees

Ernst & Young Ltd. did not perform any other services during our 2007 or 2006 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit, audit-related and tax services to RenaissanceRe during 2007 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors’ work plan, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2007, including financial statements for the year ended December 31, 2007, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2009 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 6, 2008, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting to be held in 2009. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2009 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 18, 2009, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2009 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

RenaissanceRe Holdings Ltd. 8-20 EAST BROADWAY PEMBROKE, BERMUDA HM19

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by RenaissanceRe Holdings Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RenaissanceRe Holdings Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RENHO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENAISSANCERE HOLDINGS LTD.

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND “FOR” THE PROPOSAL LISTED BELOW.

Vote On Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. To elect four Class I directors to serve until our 2011 Annual General Meeting.	☐	☐	☐
__________________________________
Class I Directors:
01) David C. Bushnell
02) James L. Gibbons
03) Jean D. Hamilton
04) Anthony M. Santomero

Vote On Proposals	For	Against	Abstain

2.     To appoint the firm of Ernst & Young, Ltd., an independent registered public accounting firm, to serve as our auditors for the

        2008 fiscal year until our 2009 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the

        Board.

	☐	☐	☐

PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please be sure to sign and date this Proxy.

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 19, 2008.

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Fred R. Donner, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, $1.00 par value each per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 20, 2008 at the Annual General Meeting of Shareholders of the Company to be held on May 19, 2008 (the “Annual Meeting”), and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)